NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Executive Vice President and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS FOURTH QUARTER 2014 RESULTS

DALLAS, TEXAS – March 12, 2015 - NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $5.4 million, or $.11 per share, in the fourth quarter of 2014 compared to a net loss attributable to NL stockholders of $33.0 million, or $.68 per share, in the fourth quarter of 2013.  For the full year of 2014, NL reported net income attributable to NL stockholders of $28.5 million, or $.59 per share, compared to a net loss attributable to NL stockholders of $55.3 million, or $1.14 per share in 2013.

Net sales increased $2.4 million in the fourth quarter of 2014 and $11.8 million in the full year of 2014 compared to the same periods in 2013, primarily due to strong demand within CompX's Security Products business, including a new initiative for an existing government customer, increased market penetration in electronic locks and strong demand in transportation markets.  Sales from CompX's Marine Components business also contributed to the increase, reflecting greater penetration into non high-performance marine markets.  Income from operations attributable to CompX increased to $3.0 million in the fourth quarter of 2014 compared to $2.0 million in the fourth quarter of 2013, and increased to $13.6 million in the full year of 2014 compared to $9.3 million in the full year of 2013, primarily due to improved coverage of fixed manufacturing costs over increased production volumes to meet the higher demand for CompX's products, partially offset by the impact of lower variable margins due to relative changes in customer and product mix as well as increased administrative personnel costs and increased depreciation within CompX's Security Products business.

Kronos' net sales of $373.5 million in the fourth quarter of 2014 were $4.9 million, or 1%, higher than in the fourth quarter of 2013.  Kronos' net sales of $1,651.9 million in the full year of 2014 were $80.5 million, or 5%, lower than in the full year 2013.  Kronos' net sales increased in the fourth quarter of 2014 as compared to the fourth quarter of 2013 primarily due to higher sales volumes largely offset by lower average TiO2 selling prices.  Kronos' net sales decreased in the full year of 2014 primarily due to lower average TiO2 selling prices.  Kronos' average TiO2 selling prices decreased 10% in the fourth quarter of 2014 as compared to the fourth quarter of 2013, and decreased 6% for the full year as compared to 2013.  Kronos' average TiO2 selling prices at the end of 2014 were 9% lower than at the end of 2013, with lower prices in all major markets, most notably in certain export markets.  TiO2 sales volumes in the fourth quarter of 2014 were 14% higher than in the fourth quarter of 2013, while sales volumes for the full year 2014 remained relatively stable compared to 2013 as slightly higher sales in Europe were offset by lower sales in certain export markets.  Fluctuations in currency exchange rates also impacted Kronos' net sales comparisons, decreasing net sales by approximately $11 million in the fourth quarter and increasing net sales by approximately $12 million in the full year 2014 as compared to the comparable periods in 2013.  The table at the end of this press release shows how each of these items impacted the overall change in Kronos' sales.

Kronos' income from operations increased by $32.4 million from a loss of $.9 million in the fourth quarter of 2013 to income of $31.5 million in the fourth quarter of 2014. For the full year, Kronos' income from operations increased $ 282.3 million from a loss of $132.6 million in 2013 compared to income of $149.7 million in 2014.  Kronos' income from operations improved in 2014 due to the net effects of lower raw materials and other production costs, lower average TiO2 selling prices, higher production volumes, higher sales volumes in the fourth quarter period of 2014 and a 2013 litigation settlement charge of $35 million (NL's equity interest was $4.5 million or $.09 per share, net of income tax benefit.)  Kronos' income from operations in the fourth quarter of 2013 was negatively impacted by one-time costs of approximately $9 million resulting from the terms of the new collective bargaining agreement reached with Kronos' Canadian workforce consisting principally of a non-cash pension charge of approximately $7 million due to the curtailment of one of Kronos' Canadian defined benefit pension plans and severance and other back-to-work expenses.  Kronos' income from operations in the 2013 periods was also negatively impacted by approximately $19 million of unabsorbed fixed production and other manufacturing costs associated with the lockout at the Canadian TiO2 production facility, of which approximately $12 million related to the fourth quarter.

Kronos' TiO2 production volumes were 7% higher in the fourth quarter of 2014 as compared to the fourth quarter of 2013, and were 8% higher in 2014 over 2013.  While Kronos' production utilization rates in the second half of 2013 were impacted by the lockout at its Canadian production facility that began in June 2013 and ended in December 2013, Kronos' utilization rates were also impacted by such lockout in the first quarter of 2014, as restart of production of the facility did not begin until February 2014. Kronos operated its production facilities at an overall average capacity utilization rate of 92% in 2014 (90%, 97%, 96% and 86% in each of the first, second, third and fourth quarters, respectively).  Kronos' production rates in the fourth quarter of 2014 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities as well as necessary improvements to ensure continued compliance with its permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also increased Kronos' income from operations by approximately $13 million in the fourth quarter and by approximately $42 million for the year.

As previously reported, Kronos recognized an aggregate non-cash pre-tax interest charge of $8.9 million in 2013 associated with the write-off of unamortized original issue discount costs and deferred financing costs, related to the voluntary prepayment of its of $390 million term loan.  NL's aggregate equity interest in such charges was $1.2 million (or $.02 per share, net of income tax benefit).

Kronos' income tax expense in 2014 includes an aggregate non-cash income tax benefit of $5.1 million (NL's equity interest was $1.0 million, or $.02 per share, net of income taxes) related to a net reduction of its reserve for uncertain tax positions (mostly in the second quarter).

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us. Such insurance recoveries aggregated $10.4 million ($6.7 million, or $.14 per share, net of income taxes) in 2014 as compared to $9.4 million ($6.1 million, or $.13 per share, net of income taxes) in 2013. Substantially all of the insurance recoveries we recognized in 2014 relate to a settlement we reached in the third quarter with one of our insurance carriers in which they agreed to reimburse us for a portion of our past lead pigment litigation defense costs.

Corporate expenses decreased $56.4 million in the fourth quarter of 2014 as compared to the fourth quarter of 2013, and decreased $65.7 million in the full year 2014 as compared to 2013, primarily due to lower environmental remediation and related costs in 2014.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

	Future supply and demand for our products
	The extent of the dependence of certain of our businesses on certain market sectors
	The cyclicality of our businesses (such as Kronos' TiO2 operations)
	Customer and producer inventory levels
	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)

Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

	Changes in the availability of raw material (such as ore)

General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

	Competitive products and substitute products
	Price and product competition from low-cost manufacturing sources (such as China)
	Customer and competitor strategies
	Potential consolidation of Kronos' competitors
	Potential consolidation of Kronos' customers
	The impact of pricing and production decisions
	Competitive technology positions
	Potential difficulties in integrating future acquisitions
	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems
	The introduction of trade barriers
	Possible disruption of Kronos' or CompX's business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
	The impact of current or future government regulations (including employee healthcare benefit related regulations)

Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
	Decisions to sell operating assets other than in the ordinary course of business
	Kronos' ability to renew or refinance credit facilities
	Our ability to maintain sufficient liquidity
	The timing and amounts of insurance recoveries
	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
	Uncertainties associated with CompX's development of new product features
	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria

Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)


Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2014	2013	2014
	(Unaudited)

Net sales	$22.3	$24.7	$92.0	$103.8
Cost of sales	15.8	17.0	64.4	71.6

Gross margin	6.5	7.7	27.6	32.2

Selling, general and administrative expense	4.5	4.7	18.3	18.6
Other operating income (expense):
Insurance recoveries	5.6	.4	9.4	10.4
Other income, net	.1	-	.1	.1
Corporate expense	(60.2)	(3.8)	(87.0)	(21.3)

Income (loss) from operations	(52.5)	(.4)	(68.2)	2.8

Equity in earnings (loss) of Kronos Worldwide, Inc.	.9	6.1	(31.0)	30.2

General corporate items:
Interest and dividend income	.7	.3	2.9	1.6
Interest expense	-	-	(.1)	-

Income (loss) before taxes	(50.9)	6.0	(96.4)	34.6

Income tax expense (benefit)	(18.1)	.4	(41.9)	5.0

Net income (loss)	(32.8)	5.6	(54.5)	29.6

Noncontrolling interest in net income of subsidiary	.2	.2	.8	1.1

Net income (loss) attributable to NL stockholders	$(33.0)	$5.4	$(55.3)	$28.5

Net income (loss) per share attributable to NL stockholders	$(.68)	$.11	$(1.14)	$.59

Weighted average shares used in the
calculation of net income (loss) per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2014	2013	2014

CompX - component products	$2.0	$3.0	$9.3	$13.6
Insurance recoveries	5.6	.4	9.4	10.4
Other income, net	.1	-	.1	.1
Corporate expense	(60.2)	(3.8)	(87.0)	(21.3)

Income (loss) from operations	$(52.5)	$(.4)	$(68.2)	$2.8

CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2014 vs. 2013	2014 vs. 2013

Percentage change in sales:
TiO2 product pricing	(10)%	(6)%
TiO2 sales volume	14	-
TiO2 product mix	-	-
Changes in currency exchange rates	(3)	1

Total	1%	(5)%